Exhibit 10.2

Execution Copy

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (“Agreement”) is made this 16th day of February, 2015 (“Effective Date”), by and between ANDERSON INVESTMENT MANAGEMENT, INC. (hereinafter referred to as “Seller”), and THERMOCAST ACQUISTION CORP., a Delaware corporation (hereinafter referred to as “Purchaser”).

WHEREAS, Seller and Purchaser are entering into an Asset Purchase Agreement dated of even date herewith (the “APA”), under the terms of which Purchaser will acquire substantially all of the assets of Seller, including the Real Property as defined herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Seller and Purchaser agree as follows:

1.            Real Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, certain real property, together with all buildings, improvements, easements and appurtenant rights and privileges, owned by Seller and situated in the City of Canton, County of Cherokee and State of Georgia, commonly known as 189 Etowah Industrial Court, as more particularly described on Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as the “Real Property”).

2.            Purchase Price. Purchaser agrees to pay to Seller as the purchase price of the Real Property the sum of Three Million Eight Hundred Thousand Dollars ($3,800,000) (“Purchase Price”), payable at Closing, as defined below.

3.            Closing/Closing Date. The consummation of the transactions contemplated by this Agreement shall be referred to as the “Closing”. Closing shall occur not later than thirty (30) days following the satisfaction of the conditions to Purchaser’s performance set forth in Paragraph 9 of this Agreement, such date being hereinafter referred to as the “Closing Date”, time being of the essence. The Closing Date may be extended or accelerated by mutual agreement in advance and in writing between Seller and Purchaser. Closing shall occur in escrow with a title company to be selected by Purchaser (“Title Company”) which shall also serve as escrow agent for the transactions described herein. This Agreement shall serve as escrow instructions, subject to the usual conditions of acceptance of escrow, insofar as the same are not inconsistent with any of the terms hereof.

4.            Due Diligence Period. Within fifteen (15) days after the execution of this Agreement by both parties, Seller shall deliver to Purchaser copies of all documents in its possession concerning the Real Property including, without limitation, title reports, surveys, environmental reports and engineering and structural reports (the “Due Diligence Documents”). Purchaser shall have a period of forty-five (45) days following Purchaser’s receipt of the Due Diligence Documents (the “Due Diligence Period”) within which to (i) obtain a commitment for a mortgage loan which is satisfactory to Purchaser, and (ii) examine the Real Property, obtain a title commitment and survey, and perform all inspections and audits and obtain all reports with respect thereto, including, without limitation, environmental and building inspections, which Purchaser deems necessary or advisable in its sole discretion. In the event that Purchaser (i) cannot obtain a commitment for a mortgage loan which is satisfactory to Purchaser, or (ii) discovers any conditions which, in Purchaser’s sole discretion, would adversely affect its use or enjoyment of the Real Property (including title matters), Purchaser may terminate this Agreement by written notice to Seller, and the parties shall be released from any obligations hereunder.

5.            Deed. Seller shall convey marketable fee simple title to the Real Property to Purchaser by limited warranty deed (the “Deed”), free and clear of all liens and encumbrances except (i) real estate taxes and assessments which are not yet due and payable; (ii) zoning ordinances, if any; and (iii) restrictions, conditions, reservations and easements of record not objected to by Purchaser (collectively, “Permitted Exceptions”). At the Closing Purchaser shall be entitled to receive an ALTA Owner’s Fee Policy of Title Insurance (the “Title Policy”) issued by the Title Company insuring title to the Real Property to be good in Purchaser as of the filing of the Deed for record, subject only to the Permitted Exceptions.

6.            Prorations. Seller shall be solely responsible for payment of any delinquent real estate taxes and assessments, including any penalties or interest related thereto. Current real estate taxes and assessments, both general and special, shall be prorated as of the Closing Date, upon the basis of a calendar year using the amount shown on the last available tax duplicate.

7.            Closing Costs. Purchaser shall pay the transfer taxes in connection with the conveyance of the Real Property, recording fees for the release of any liens or mortgages presently encumbering the Real Property, the cost of the commitment for the Title Policy, the fee for recording the Deed, recording charges for any mortgage placed on the Real Property by Purchaser, the cost of a loan policy of title insurance required by Purchaser’s lender, if any, any special endorsements to the Title Policy or loan policy, if applicable, and all non-title costs related to Purchaser’s inspection of the Real Property.

8.            Possession. Seller shall deliver possession of the Real Property to Purchaser on the Closing Date.

9.            Conditions to Purchaser’s Performance. The obligations of Purchaser hereunder are subject to the following conditions, any of which may be waived by Purchaser in writing (and solely with respect to 9(e) a mutually waiver executed by both Seller and Purchaser):

(a)          The representations and warranties of Seller set forth in paragraph 10 shall be true and correct in all material respects on the Closing Date;

(b)          All obligations of Seller hereunder to be performed at or prior to the Closing Date have been or can and will be performed as of the Closing Date;

(c)          Purchaser shall have obtained a commitment for a mortgage loan which is satisfactory to Purchaser;

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(d)          Purchaser shall have approved the commitment for the Title Policy, and have been satisfied with all of its inspections of the Real Property in accordance with Paragraph 5 above; and

(e)          The closing of the transactions contemplated by the APA shall occur contemporaneously and as a condition to the closing of the transactions contemplated by this Agreement.

10.  Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a)          Seller has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)          Prior to the Closing Date, Seller shall not enter into any agreements of any kind whatsoever, or grant any rights or privileges, with respect to the Real Property, without the prior written consent of the Purchaser;

(c)          Seller is the fee simple owner of the Real Property, and no other party has any claim to the Real Property by reason of any purchase and sale agreement, option to purchase, right of first refusal, land installment contract, or other similar agreement or instrument, and Seller has no knowledge of any claim to the Real Property by adverse possession or other prescriptive right;

(d)         There are no suits, actions or proceedings pending or, to the best of Seller’s knowledge, contemplated against or concerning the Real Property and no governmental authority has claimed or given notice of any increased taxes or assessments relating to the Real Property;

(e)          Seller has no knowledge of any pending or threatened condemnation or similar proceeding affecting the Real Property, or any portion thereof, and Seller has no knowledge of any pending public improvements in, about or outside the Real Property which will in any manner affect access to the Real Property or any portion of the Real Property, nor is Seller aware that any such proceedings or improvements are presently contemplated;

(f)          There are no parties in possession of any portion of the Real Property except for Seller and its affiliated parties;

(g)          Seller has not entered into any private restrictions or conditions by deed, contract, or agreement affecting the Real Property which will not appear in the commitment for the Title Policy;

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(h)          Seller has not stored any Toxic Substances or Hazardous Substances (as such terms are defined in any federal, state or municipal environmental laws, regulations or ordinances) on the Real Property;

(i)           Seller has not disposed of any Toxic Substances or Hazardous Substances (as such terms are defined in any federal, state or municipal environmental laws, regulations or ordinances) on the Real Property, and no portion of the Real Property is contaminated by or contains any Toxic Substances or Hazardous Substances;

(j)           Seller has complied in all material respects with all applicable laws and zoning ordinances in conjunction with the ownership, use, management and operation of the Real Property.

11.          Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a)          Purchaser shall form a limited liability company to take title to the Real Property, which will be in full force and effect under the laws of the State of Ohio as of the Closing Date;

(b)          Purchaser and all persons executing this Agreement on behalf of Purchaser, have full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto.

12.          Damage/Casualty. If, prior to the Closing Date, all or any portion of the Real Property shall be (i) destroyed or damaged by fire or any other hazard or casualty, or (ii) condemned or taken by any public or governmental authority, Seller shall immediately notify Purchaser in writing. Purchaser may then terminate this Agreement by written notice to Seller, and the parties shall be released from all further obligations under this Agreement.

13.          No Liabilities Assumed. Except as otherwise provided in this Agreement, the parties expressly acknowledge and agree that Purchaser shall assume no liabilities of Seller in connection with the transactions contemplated by this Agreement.

14.          Successors and Assigns. The terms and conditions of this Agreement shall survive Closing and be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

15.          Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing one or more counterparts.

16.          Brokers. Each party represents and warrants that it has not engaged a broker and has no agreement, arrangement or understanding with any broker in connection with this Agreement, the APA or the transactions contemplated hereby or thereby.

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17.         Survival. The terms, conditions, representations and indemnifications herein contained shall survive for one (1) year following the Closing Date and the delivery of possession of the Real Property, and shall not be merged into the Deed.

18.         Entire Agreement. This Agreement shall be deemed to contain all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements.

19.         Escrow Conditions. This Agreement shall serve as escrow instructions for the Title Company, and may be supplemented by additional escrow instructions from the parties prior to the Closing, so long as such additional instructions do not conflict with this Agreement.

20.         Notices. Any notice request, information, or other communication to be given hereunder to either of the parties by the other shall be in writing and shall be deemed to have been delivered upon personal delivery and receipt, or on the next business day after being deposited with a nationally recognized overnight delivery service or upon receipt by facsimile (provided a hard copy is personally delivered or deposited with overnight delivery for the next business day), or upon first attempted delivery after being deposited in the first class U.S. mail, postage prepaid, registered or certified mail, return receipt requested, as follows:

If to Seller:

189 Etowah Industrial Court

Canton, Georgia 30114

Attn: Mr. Mark Anderson

Electronic mail: mark_anderson@thermocastsinks.com

with a copy to:

Blasingame, Burch, Garrard & Ashley, P.C.

440 College Avenue, Suite 320

P.O. Box 832

Athens, Georgia 30603

Attn: Thomas H. Rogers, Jr.

Electronic mail: thr@bbgbalaw.com

or if to Purchaser, at:

Banyan Rail Services, Inc.

2255 Glades Road

Suite 342-W

Boca Raton, FL 33431

Attn: Jon Ryan

Electronic mail: jon.ryan@banyanrail.net

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with a copy to:

Kohrman Jackson & Krantz P.L.L.

One Cleveland Center, 20th Floor

1375 East 9th Street

Cleveland, Ohio 44114

Attn: Christopher J. Hubbert, Esq.

Electronic mail: cjh@kjk.com

or such other addresses as Purchaser or Seller may advise each other in writing.

21.         Access to Real Property. From and after the Effective Date, Seller agrees to permit Purchaser and Purchaser’s designees reasonable access to the Real Property for the purpose of making reports, surveys, tests, measurements, investigations and inspections as contemplated by this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any liability, loss, damage, claim, fee, cost or expense, including reasonable attorney’s fees which may have resulted or may result from any such entry upon or inspection of the Real Property and Purchaser shall restore the Real Property to its condition prior to such entry or inspection. The foregoing obligation of Purchaser shall survive the termination of this Agreement.

22.         Section Headings. All section headings and other titles and captions herein are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

23.         Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

24.         Assignment. Purchaser may assign this Agreement and its rights, obligations and benefits hereunder to any to be formed entity that is wholly-owned by Purchaser’s affiliate Banyan Rail Services Inc.

25.         Time of Performance. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

26.         Confidentiality. The parties shall keep the terms of this Agreement in strict confidence, and shall not disclose the terms hereof except as may be required by law, or in order to perform their respective obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

SELLER:		PURCHASER:

ANDERSON INVESTMENT		THERMOCAST ACQUISITION CORP.
MANAGEMENT, INC.

By:	/s/ Mark Anderson	By:	/s/ Jon Ryan

Title:	Sole Member	Title:	CEO

Date:	02/16/2016	Date:	02/16/2016

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